Exhibit 10.12

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) dated April 30, 2008 by and between EYEBLASTER, INC., a Delaware corporation, (the “Company”) and SARIT FIRON (“Executive”). Defined terms used herein have the meaning attributed thereto in the text hereof or, if not so defined, as set forth in Section 10.

WHEREAS, Executive became an employee of Company on October 29, 2007;

WHEREAS, the Company and Executive desire to memorialize in this Agreement the terms of Executive’s employment with the Company with the understanding that this Agreement shall supersede any and all prior agreements relating to Executive’s employment with the Company, or affiliate of either thereof all respects, provided, however, that the Confidentiality Agreement shall remain in full force and effect.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Employment; Term of Employment. (a) The Company has employed Executive since October 29, 2007, and Executive agrees to continue employment with the Company, on the terms and conditions hereinafter set forth. Executive’s employment with the Company shall be on an “at will basis”.

2. Position.

(a) Executive shall serve as Chief Financial Officer of the Company. In such position, Executive shall have such duties and authority as shall be determined from time to time by the Board of Directors of the Company (the “Board”) or its designee. While serving in such position, Executive shall report to the Company’s Chief Executive Officer.

(b) During the term of Executive’s employment hereunder, Executive will devote substantially all of Executive’s business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided, however, that nothing herein shall be deemed to preclude Executive from serving on the Board of Directors of any charitable organization on which Executive provided that such activities do not materially interfere with the performance of Executive’s duties hereunder.

3. Base Salary. Company shall pay Executive an annual base salary, (as it may be increased from time to time, “Base Salary”) at the initial annual rate of $212,000, payable in arrears in accordance with the Company’s usual payment practices during the Employment Term. The Executive shall be entitled to such increases in Executive’s Base Salary as may be determined from time to time in the sole discretion of the Board or its designee.

4. Bonus; Equity-Based Compensation. (a) With respect to each calendar year all or part of which is contained in the Employment Term, Executive shall be eligible to receive, in addition to Executive’s Base Salary, a cash bonus opportunity (the “Bonus”) of $88,400, to be paid per quarter (at the end of the month subsequent to the end of each quarter) and comprising of:

(i) up to $16,000 per quarter ($64,000 per year) for attainment of predetermined management objectives (MBO); and

(ii) $6,100 per quarter ($24,400 per year) for achievement of predetermined Company revenue targets, and, if such revenue targets are exceeded, additional payments per the compensation scheme determined by the Company in advance (the “Revenue-Based Bonus”);

all, provided that Executive is employed by the Company or a Subsidiary thereof on the bonus payment date. The terms and amount of such Bonus, if any, shall be determined by the Company’s Chief Executive Officer in its sole discretion.

(b) (i) Executive acknowledges its grant in 2007 of options to purchase 96,843 shares of the Company’s common stock (par value $0.01 per share) (the “2007 Grant”).

(ii) Executive shall be eligible for continued participation in the Company’s equity-based compensation program as determined by the Board or its designee, in its sole discretion.

(iii) Upon the consummation of a Change in Control Event or upon a Liquidation Event, 50% of any unvested options held by Executive to purchase shares of the Company’s common stock shall become vested and be immediately exercisable, and the remaining 50% shall become vested in 12 equal monthly installments. In the event of Executive’s involuntary termination by the Company without Cause as set forth in Section 7(c) below during the 12 month period following a Change in Control, all unvested options held by Executive shall vest and be immediately exercisable.

5. Employee Benefits. Executive shall be provided employee benefits (including fringe benefits, vacation, pension and profit sharing plan participation and life, health, accident and disability insurance) on the same basis as those benefits are generally made available to other senior executives of the Company.

6. Business Expenses and Perquisites. Reasonable and documented travel, entertainment and other business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

7. Termination.

(a) By the Company for Cause. Executive’s employment hereunder may be terminated by the Company for Cause. If Executive is terminated for Cause, Executive shall be entitled to receive a lump sum, in cash, equal to Executive’s earned but unpaid Base Salary and any other vested but unpaid cash entitlements for the period through and including the date of termination of Executive’s employment, including unused earned vacation pay and unreimbursed documented business expenses (collectively, “Accrued Compensation”). All other benefits due Executive following Executive’s termination of employment pursuant to this Subsection 7(a) shall be determined in accordance with the plans, policies and practices of the Company.

(b) Disability or Death. Executive’s employment hereunder shall terminate upon Executive’s death or if Executive becomes physically or mentally incapacitated and is therefore unable for a period of 90 consecutive calendar days or for 120 calendar days in any consecutive 12 month period to perform Executive’s duties hereunder (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement. Upon any termination for death or Disability, Executive shall be entitled to the Accrued Compensation, All other benefits due Executive following Executive’s termination for Disability or death shall be determined in accordance with the plans, policies and practices of the Company.

(c) Without Cause by the Company. If Executive’s employment is terminated by the Company without “Cause” (other than by reason of Disability or death), the Company shall pay to Executive the Severance Amount; provided, however, that the Company’s obligations to make any payments under this Section 7(c) shall be subject to and conditioned upon Executive’s delivery to the Company of a general release in form and substance reasonably satisfactory to the Company. For the avoidance of doubt, a material diminution in the nature or scope of Executive’s duties and responsibilities shall be deemed a termination by the Company without Cause, notice of which shall be deemed given on the first date any such diminution becomes effective. All other benefits due Executive following Executive’s termination of employment by the Company without Cause shall be determined in accordance with the plans, policies and practices of the Company.

(d) Termination by Executive. If Executive terminates Executive’s employment with the Company for any reason, Executive shall be entitled to the Severance Amount. All other benefits due Executive following Executive’s termination of employment under this Section 7(d) shall be determined in accordance with the plans, policies and practices of the Company.

(e) Notice of Termination. Any purported termination of employment by the Company or by Executive shall be communicated by written notice of termination to the other party hereto in accordance with Section 11(h) hereof; provided, however, in the event of termination under Section 7(c) or 7(d), such Notice of Termination shall be effective 30 days after its receipt by Executive or the Company, as the case may be.

(f) Effect of Termination. Any termination of Executive’s employment with the Company shall also be deemed and shall constitute, without any action by Executive or the Company or any Subsidiary thereof required, termination of all Executive’s positions with the Company and its Subsidiaries, including membership or service on any boards of directors thereof.

8. Restrictive Covenants. Executive confirms and acknowledges that the Confidentiality Agreement remains in full force and effect pursuant to its terms.

9. Miscellaneous.

(a) Governing Law; No Liability of Executive. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Executive shall not be subject to liability for breach of this Agreement by reason of Executive’s termination of employment hereunder.

(b) Entire Agreement/Amendments/Termination. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company and supersedes all prior agreements and understanding, written or oral, including, without limitation any and all employment agreements or arrangements with the Company; provided, however, that the 2007 Grant and the Confidentiality Agreement shall continue in full force and effect. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e) Assignment. This Agreement shall not be assignable by Executive.

(f) No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment.

(g) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(h) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the execution page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

(i) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(j) Counterparts; Effectiveness. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

10. Defined Terms.

“Accrued Compensation” has the meaning set forth in Section 7.

“Agreement” has the meaning set forth in the introductory paragraph.

“Base Salary” has the meaning set forth in Section 3.

“Board” has the meaning set forth in Section 2.

“Bonus” has the meaning set forth in Section 4.

“Cause” means the following reasons: (i) Executive’s conviction of any felony involving moral turpitude or affecting the Company or any of its Subsidiaries; (ii) Executive’s embezzlement of funds of the Company or any of its

Subsidiaries; (iii) Executive’s ownership, direct or indirect, of an interest in a person or entity (other than a minority interest in a publicly traded company) in competition with the products or services of the Company or any of its Subsidiaries, including those products or services contemplated in a plan adopted by the Board of Directors of the Company or its Subsidiaries; (iv) any breach of Executive’s fiduciary duties or duties of care to the Company (except for conduct taken in good faith); (v) any conduct (other than conduct in good faith) materially detrimental to the Company. For the avoidance of doubt, if the employment of Executive is terminated for Cause, the effective date of such termination shall be the date Executive receives the Notice of Termination therefore.

“Change in Control Event” means (i) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of all or substantially all of the assets of the Company to another person or entity, or (iii) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity (other than persons who are shareholders or affiliates of the Company at the time the event is approved by the Company’s shareholders) owning fifty percent (50%) or more of the combined voting power of all classes of stock of the Company.

“Company” has the meaning set forth in the introductory paragraph, and shall include all of its Subsidiaries.

“Confidentiality Agreement” means the Confidentiality, Non-Solicitation and Intellectual Property Agreement between Executive and the Company dated October 24, 2007.

“Disability” has the meaning set forth in Section 7.

“Employment Term” has the meaning set forth in Section 1.

“Executive” has the meaning set forth in the introductory paragraph.

“Liquidation Event” means: (i) any voluntary or involuntary liquidation, dissolution or winding up of the Company, other than any dissolution, liquidation or winding up in connection with any reincorporation of the Company in another jurisdiction, or (ii) initial public offering of the Company’s ordinary shares (an “IPO”), or (iii) any Sale of the Company. “Sale of the Company” means (i) the sale of all or substantially all of the Company’s assets, (ii) the sale or transfer of the outstanding shares of capital stock of the Company, or (iii) the merger or consolidation of the Company with another person or entity, in each case in clauses (ii) and (iii) above under circumstances in which the holders of the voting power of outstanding capital stock of the Company, immediately prior to such transaction, own less than 50% in voting power of the outstanding capital stock of the Company or the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction. A sale (or multiple related sales) of one or more subsidiaries of the Company (whether by way or merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes all or substantially all of the consolidated assets of the Company shall be deemed a Sale of the Company.

“Notice of Termination” means a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

“Severance Amount” means (i) the Accrued Compensation, including earned but unpaid Revenue-Based Bonus at the time of termination and (ii) a lump sum amount equal to the sum of (x) three months of Base Salary as in effect immediately prior to such termination and (y) an amount equal to the Revenue-Based Bonus due Executive with respect to the three months preceding termination date.

“Subsidiary” means any entity of which at any time the Company owns, directly or indirectly, securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions.

“2007 Grant” has the meaning set forth in Section 4.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SARIT FIRON

/s/ Sarit Firon
11 Marbourne Drive, Mamaroneck 10543, NY

EYEBLASTER, INC.

By:	/s/ Gal Trifon
Title: Gal Trifon, CEO & President
135 W. 18th Street, 5th Floor New York NY 10011 USA